Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES PARTICIPATION IN THE ROTH

CAPITAL PARTNERS 19th ANNUAL ORANGE COUNTY CONFERENCE

Las Vegas, February 21, 2007 – Full House Resorts, Inc. (Amex: FLL) today announced that it will be presenting at The Roth Capital Partners 19th Annual Orange County Conference held at the Ritz-Carlton in Laguna Niguel, California on Thursday, February 22, 2006 at 8:30 a.m. Pacific Time. Investors can view the presentation on Full House’s web site at http://www.fullhouseresorts.com following the event.

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities. Full House owns the Stockman’s Casino and Holiday Inn Express in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware, along with the owner of the adjacent racetrack. Midway Slots and Simulcast has a total of 1,581 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge. Full House also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with more than 2,000 gaming devices in the Battle Creek, Michigan area, which is currently in development. In addition, Full House has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. Further information about Full House can be viewed on its web site at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-KSB for the most recently ended fiscal year.

For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.

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For further information, contact:

Andre M. Hilliou, Chief Executive Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com